Exhibit 99.1

Culp Announces Revised U.S. Upholstery Fabrics Manufacturing Strategy


    HIGH POINT, N.C.--(BUSINESS WIRE)--Dec. 14, 2006--Culp, Inc. (NYSE: CFI) today announced a revised U.S. upholstery fabrics manufacturing strategy with the consolidation of the company's U.S. upholstery fabrics manufacturing facilities and the outsourcing of its specialty yarn production. This process will involve closing the company's weaving plant located in Graham, North Carolina, and closing the yarn plant located in Lincolnton, North Carolina. The company will transfer certain production from the Graham plant to its Anderson, South Carolina, and Shanghai, China, facilities as well as a small portion to contract weavers. The company will continue to operate one upholstery fabrics plant in Anderson, which will produce velvets and decorative fabrics.

    Commenting on the announcement, Robert G. Culp, III, chairman of the board and chief executive officer of Culp, Inc., said, "We have made considerable progress in changing our product strategy, reducing our manufacturing complexities and improving our cost structure in the U.S. upholstery fabrics business. At the same time, we have been aggressively growing our China-produced business. However, the lower sales volumes in our decorative fabrics and yarn plants are having a significant impact on the profitability of our overall upholstery fabrics business. By further consolidating our U.S. manufacturing operations and utilizing lower-cost manufacturing alternatives, we are reducing our operating costs and improving our domestic capacity utilization. We have been highly successful with our China platform and continue to be encouraged by the progress we are making in selling non-U.S. produced products.

    "We believe we are making progress toward creating a sustainable upholstery fabrics business model that will meet current customer demand," Culp added. "We believe the Anderson plant continues to be the low-cost U.S. producer for velvet fabrics and we are pleased with the trends in customer placements of new product introductions. We also have capacity in Anderson to absorb some of the decorative fabric production from Graham and we believe this plant will continue to be an important element of our overall upholstery fabrics business.

    "As a result of the two plant closures, we will be eliminating approximately 185 positions. We deeply regret the impact these actions will have on the people and communities involved. We are committed to providing employment and benefit assistance to the extent possible, and Culp associates at both plants qualify for Trade Adjustment Assistance benefits, which include, among other things, training programs to learn a new trade. We will begin this transition immediately and expect to substantially complete this process by the end of April 2007," concluded Culp.

    The company expects the restructuring actions to result in total pre-tax charges of approximately $7.3 million ($5.8 million on an after-tax basis), of which $5.4 million is expected to be non-cash items. Of the total charges, the company estimates that approximately $4.1 million ($3.3 million, net of taxes, or $0.28 per diluted share) will be recorded in the third quarter of fiscal 2007. The remaining charges are expected to be recorded in the fourth quarter of fiscal 2007, with some possible carryover to fiscal 2008. As a result of these activities, Culp will have only one U.S. manufacturing facility operating in the upholstery fabrics segment with book value of property and equipment of $1.5 million and approximately 150 employees.

    About the Company

    Culp, Inc. is one of the world's largest marketers of mattress fabrics for bedding and upholstery fabrics for furniture. The company's fabrics are used principally in the production of bedding products and residential and commercial upholstered furniture.

    This release contains statements that may be deemed "forward-looking statements" within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of 1934). Such statements are inherently subject to risks and uncertainties. Further, forward-looking statements are intended to speak only as of the date on which they are made. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often but not always characterized by qualifying words such as "expect," "believe," "estimate," "plan" and "project" and their derivatives, and include but are not limited to statements about the company's future operations, production levels, sales, SG&A or other expenses, margins, gross profit, operating income, earnings or other performance measures. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions. Decreases in these economic indicators could have a negative effect on the company's business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the company adversely. Changes in consumer tastes or preferences toward products not produced or marketed by the company could erode demand for the company's products. In addition, strengthening of the U.S. dollar against other currencies could make the company's products less competitive on the basis of price in markets outside the United States. Also, economic and political instability in international areas could affect the company's operations or sources of goods in those areas, as well as demand for the company's products in international markets. Finally, unanticipated delays or costs in executing restructuring actions could cause the cumulative effect of restructuring actions to fail to meet the objectives set forth by management. Other factors that could affect the matters discussed in forward-looking statements are included in the company's periodic reports filed with the Securities and Exchange Commission, including the "Risk Factors" section in the company's most recent annual report on form 10-K.

    CONTACT: Culp, Inc.
             Investor Contact:
             Kenneth R. Bowling, 336-881-5630
             Vice President of Finance
             or
             Media Contact:
             Kenneth M. Ludwig, 336-889-5161
             Senior Vice President, Human Resources